EXHIBIT 99

FOR IMMEDIATE RELEASE

CONTACT	ANALYST INFORMATION
Dan Bevevino Respironics, Inc. Vice President & CFO (724) 387-5235	Joe Calabrese Financial Relations Board (212) 827-3772

Maryellen Bizzack Respironics, Inc. Director, Marketing & Communications (724) 387-5006	Julie Tu Financial Relations Board (212) 827-3776

Respironics Receives 510(k) Clearance From FDA
For I-neb™ AAD® System

MURRYSVILLE, PA, September 28, 2005 — Respironics, Inc. (Nasdaq: RESP) announced today the U.S. Food and Drug Administration (FDA) granted 510(k) clearance of the I-neb Adaptive Aerosol Delivery (AAD) System for the aerosolization of liquid medication approved for use with the I-neb AAD System. The device is cleared for use by the patient in the home care, nursing home, sub-acute institution, or hospital environments.

Respironics’ AAD technology is an intelligent inhalation technology that continually monitors and automatically adapts to an individual patient’s breathing pattern to deliver a precise medication dose during the patient’s inhalation phase. The I-neb AAD System is Respironics’ third generation AAD System and is smaller, quieter and more portable than earlier product generations. The I-neb device also provides audible and visual feedback to the patient informing them that the treatment is complete.

John L. Miclot, President and CEO of Respironics, said, “This FDA clearance is an important milestone for our Respiratory Drug Delivery business. We believe this new device will enhance our ability to offer unique solutions to deliver drugs via the respiratory pathway. Strategically, we will continue to focus on developing these types of opportunities to improve treatments and outcomes for sleep and respiratory impaired patients.”

The first application of the I-neb device in the U.S. will be at the end of the year through CoTherix, Inc. (Nasdaq: CTRX), a South San Francisco-based biopharmaceutical company. In August 2005, FDA approved the use of the I-neb for the delivery of CoTherix’s Ventavis® (iloprost) Inhalation Solution for the treatment of pulmonary arterial hypertension (World Health Organization Group I) or PAH, in patients with New York Heart Association Class III or IV symptoms. CoTherix licensed U.S. rights to Ventavis from Schering AG in October 2003.

Respironics stated that it will not be changing its financial guidance or outlook based on this announcement.

About Respironics

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and health care providers. Respironics markets its products in more than 125 countries and employs 4,100 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com

This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry; the success of the Company’s marketing, sales, and promotion programs; future sales and acceptance of the Company’s products and programs; the timing and success of new product introductions; new product development; anticipated cost savings; FDA and other regulatory requirements and enforcement actions; future results from acquisitions; acquisition integration; growth rates in foreign markets; regulations and other factors affecting operations and sales outside the United States (including potential future effects of the change in sovereignty of Hong Kong); the effects of a major earthquake, cyber-attack or other catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems foreign currency fluctuations; customer consolidation and concentration; increasing price competition and other competitive factors in the sale of products; interest rate fluctuations; expiration of intellectual property rights; intellectual property and related litigation; other litigation; future levels of earnings and revenues; the number of equity awards granted to employees and changes in the Company’s stock price and third party reimbursement, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.